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                                  EXHIBIT 3(i)

                        Citizens Financial Services, Inc.
                        Amended Articles of Incorporation
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                                                                    EXHIBIT 3(i)
                                    RESTATED
                            ARTICLES OF INCORPORATION
                        CITIZENS FINANCIAL SERVICES, INC.


     FIRST.       The name of Corporation is Citizens Financial Services, Inc.

     SECOND. The address of the Corporation's registered office in the Commonwealth of Pennsylvania is:

                                     15 South Main Street
                                     Mansfield, Pennsylvania 16933

     THIRD. The corporation was incorporated on April 30, 1984, under the provisions of the Business Corporation Law of the Commonwealth of Pennsylvania (Act of May 5, 1933, P.L. 364, as amended). The purpose of the Corporation is and it shall have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be incorporated under the provisions of the Business Corporation Law of the Commonwealth of Pennsylvania.

     FOURTH. The aggregate number of shares, classes of shares and par value of shares that the Corporation has authority to issue is 10,000,000 shares of common stock, par value $1.00 per share.

     FIFTH.       The term of the Corporation's existence is perpetual.

     SIXTH.       [Intentionally omitted.]

     SEVENTH. Cumulative voting rights shall not exist with respect to the election of directors.

     EIGHTH. A. The Board of directors may, if it deems it advisable, oppose a tender, or other offer for the Corporation's securities, whether the offer is in cash or in securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of directors may, but it is not legally obligated to, consider any pertinent issues; by way of illustration, but not of limitation, the Board of directors may, but shall not be legally obligated to, consider any and all of the following:

                  (1) Whether the offer price is acceptable based on the historical and present operating results or financial condition of the Corporation.

                  (2) Whether a more favorable price could be obtained for the Corporation's securities in the future.
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                  (3)      The impact which an acquisition of the Corporation
                           would have on its employees, depositors and customers of the Corporation and its subsidiaries in the community which they serve.

                  (4) The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the Corporation and its subsidiaries and the future value of the Corporation's stock.

                  (5) The value of the securities, if any, which the offeror is offering in exchange for the Corporation's securities, based on an analysis of the worth of the Corporation as compared to the corporation or other entity whose securities are being offered.

                  (6) Any antitrust or other legal and regulatory issues that are raised by the offer.

                  B. If the Board of directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any and all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

     NINTH. The Directors shall be divided into three (3) classes, as nearly equal in number as possible, known as Class 1, consisting of not more than eight (8) Directors; Class 2, consisting of not more than eight (8) Directors; and Class 3, consisting of not more than nine (9) Directors. The initial Directors of Class 1 shall serve until the third (3rd) annual meeting of shareholders. At the third (3rd) annual meeting of the shareholders, the Directors of Class 1 shall be elected for a term of three (3) years and, after expiration of such term, shall thereafter be elected every three (3) years for three (3) year terms. The initial Directors of Class 2 shall serve until the second (2nd) annual meeting of shareholders. At the second annual meeting of the shareholders, the Directors of Class 2 shall be elected for a term of three (3) years and, after the expiration of such term, shall thereafter be elected every three (3) years for three (3) terms. The initial Directors of Class 3 shall serve until the first (1st) annual meeting of shareholders. At the first (1st) annual meeting of the shareholders the Directors of Class 3 shall be elected for a term of three (3) years and, after the expiration of such term, shall thereafter be elected every three (3) years
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                  for three (3) year terms. Each director shall serve until
                  his/her successor shall have been elected and shall qualify, even though his/her term of office as herein provided has otherwise expired, except in the event of his/her earlier resignation, removal or disqualification.

     TENTH. The Board shall consist of not less than five nor more than twenty-five shareholders, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board or by resolution of the shareholders at any meeting thereof; provided, however, that a majority of the full Board of directors may not increase the number of directors to a number which; (i) exceeds by more than two, the number of directors last elected by shareholder, (ii) in no event shall the number of directors exceed twenty-five.

     ELEVENTH.    Any directorship to be filled by reason of an increase in the number of directors may be filled by the Board of directors.
                  The Board of directors shall specify the class in which a director so elected shall serve. Any director elected by the Board of directors shall hold office only until the next annual meeting of the shareholders and until his successor shall have been elected and qualified, notwithstanding that the term of office of the other directors in the class of which he is a member does not expire at the time of such meeting. His successor shall be elected by the shareholders to a term of office which shall expire at the same time as the term of office of the other directors in the class to which he is elected.

     TWELFTH. Commencing with the 2000 Annual Meeting of Shareholders, no Director of the Corporation shall be eligible to stand for election or continue to serve as a Director at the next Annual Meeting if, as of the date of the Annual Meeting, such Director has attained the age of 70 years.

     THIRTEENTH.  No shareholder of this Corporation shall be entitled to preemptive rights and preemptive rights shall not exist with respect to shares or securities of this Corporation.

     FOURTEENTH.  The Corporation shall have authority to borrow money and the
                  Board of Directors, without the approval of the shareholders and acting within their sole discretion, shall have the authority to issue debt instruments of the Corporation upon such terms and conditions and with such limitation as the Board of directors deems advisable. The authority of the Board of directors shall include, but not be limited to, the power to issue convertible debentures.

     FIFTEENTH.   A. To the extent permitted by Section 410 of the Pennsylvania
                  Business Corporation Law, and any amendments thereto, and
                  sections relating thereto, including the Directors' Liability
                  Act, subject to Federal
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                  regulatory restrictions, the Board of directors of the
                  Corporation shall cause the Corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed actions, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding, including any amount paid to the institution itself as a result of an action or suit by or in the right of the Corporation.

                  To the extent permitted by law, the Board of directors of the Corporation shall cause the Corporation to purchase and maintain insurance on behalf of any person who is or was against any liability asserted against him or her and incurred by him or her in any such capacity, and arising out of his or her status as such.

                  B. A director of the Corporation shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, unless:

                  (1) the director has breached or failed to perform the duties of his or her office under Section 8363 of the Directors' Liability Act (relating to standard of care and justifiable reliance); and

                  (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

                  Exception
                  The provisions of this section shall not apply to:

                  (1) the responsibility or liability of a director pursuant to any criminal statute; or

                  (2) the liability of a director for the payment of taxes pursuant to local, State or Federal law.

     SIXTEENTH.   No merger, consolidation, liquidation or dissolution of the
                  Corporation nor any action that would result in the sale of other disposition of all or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Common Stock. This Article may not be amended unless first approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Common Stock.